MAPLES and CALDER
                               Cayman Europe Asia





Scottish Annuity & Life Holdings, Ltd.
P.O. Box HM2939
Crown House, Third Floor
4 Par-la-Ville Road
Hamilton HM08
Bermuda

                                                          April 8, 2003

Dear Sirs

Scottish Annuity & Life Holdings, Ltd. (the "Company")

     We have acted as counsel as to Cayman Islands law to Scottish Annuity & Life Holdings, Ltd. (the "Company") in connection with the proposed registration with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act") of 650,000 Ordinary Shares, par value US$0.01 (the "Shares") to be issued upon exercise of options granted and outstanding and options authorised and unissued under the 2001 Stock Option Plan pursuant to the Company's Registration Statement on Form S-8.

1    DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1 the Certificate of Incorporation and Memorandum and Articles of Association of the Company as registered or adopted on 12 November, 1998 as amended by special resolution passed on 14 December, 2001 and 2 May, 2002;

1.2 the written resolutions of the Board of Directors of the Company dated 2 August, 2001, 20 December, 2001 and 1 August, 2002 and the corporate records of the Company maintained at its registered office in the Cayman Islands in relation to the Shares;

1.3  the Company's registration statement on Form S-8 (File No. 333-[    ]) (the
     "Registration Statement");

1.4 the Stock Option Plan adopted by a written resolution of the Board of Directors held on 20 December, 2001 (the "Plan") in relation to 650,000 Ordinary Shares;

1.5 a Certificate of Good Standing issued by the Registrar of Companies (the "Certificate of Good Standing"); and

1.6 a certificate from a Director of the Company the form of which is annexed hereto (the "Director's Certificate").


Maples and Calder Europe 7 Princes Street, London EC2R 8AQ Tel: 44 (207) 7466 1600 Fax: 44 (207) 466 1700 Email: ukinfo@maplesandcalder.com Maples and Calder Asia 1504 One International Finance Centre, 1 Harbour View Street, Hong Kong
Tel: (852) 2522 9333 Fax: (852) 2537 2955 Email: hkinfo@maplesandcalder.com www.maplesandcalder.com


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2    ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1 copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.2  all signatures, initials and seals are genuine;

2.3 the power, authority and legal right of all parties under all relevant laws and regulations (other than the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the documents mentioned in the Registration Statement;

2.4 the Company will not issue Shares to any person the issuance of which would result in the total Controlled Shares (as such term is defined in the Articles of Association of the Company) of any person equalling or exceeding any limit set out in the Articles of Association of the Company;

2.5 no exceptional circumstances exist which give rise to the lifting of the corporate veil;

2.6 all preconditions to the obligations of the parties under the agreements mentioned herein have been satisfied or duly waived and there has been no breach of the terms of the said such agreements;

2.7 no invitation to subscribe for the Shares has been made to the public of the Cayman Islands;

2.8 there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of New York or the federal laws of the United States of America.

3    OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that the issue of the Shares has been duly authorised by the Company and, when the Registration Statement filed by the Company to effect the registration of the Shares under the Securities Act of 1933, as amended, has been declared effective by the Securities and Exchange Commission and the Shares are issued and delivered in accordance with the Memorandum and Articles and the Plan against payment of the consideration therefor as provided therein and as provided for in


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the Plan and having a value not less than par value, the Shares will be duly authorised, validly issued, fully paid and non-assessable.

Except as specifically stated herein, we make no comment with regard to any representations which may be made by the Company in any of the documents referred to above or otherwise or with regard to the commercial terms of the said documents.

This opinion is given as of the date shown and may not be relied upon as of any later date. This opinion may be relied upon by the addressees only. It may not be relied upon by any other person except with our prior written consent.

Yours faithfully,

/s/ Maples and Calder

MAPLES and CALDER